Exhibit 4.6
WELLS FARGO & COMPANY

CERTIFICATE OF DESIGNATIONS
Pursuant to Section 151(g) of the
General Corporation Law
of the State of Delaware

FIXED-TO-FLOATING RATE NON-CUMULATIVE PERPETUAL CLASS A
PREFERRED STOCK, SERIES K
(Without Par Value)

     WELLS FARGO & COMPANY, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Restated Certificate of Incorporation of the Corporation, as amended, which authorizes the issuance of not more than 20,000,000 shares of Preferred Stock, without par value, and pursuant to authority conferred upon the Securities Committee of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the written consent of the Committee duly adopted on [•], 2008, in accordance with Section 141(f) of the General Corporation Law:
     RESOLVED, that pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated October 2, 2008, the provisions of the Restated Certificate of Incorporation, the By-laws of the Corporation and applicable law, a series of Preferred Stock, no par value, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:
     Section 1. Designation. The shares of such series of Preferred Stock shall be designated Fixed-to-Floating Rate non Cumulative Perpetual Class A Preferred Stock, Series K, with no par value and a liquidation preference of $1,000 per share (hereinafter referred to as the “Series K Preferred Stock”). Each share of Series K Preferred Stock shall be identical in all respects to every other share of Series K Preferred Stock. Series K Preferred Stock will rank equally with Parity Stock, if any, and will rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
     Section 2. Number of Shares. The number of shares of Series K Preferred Stock shall be 3,500,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series K Preferred Stock then outstanding) by the board of directors. Shares of Series

K Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. The Corporation shall have the authority to issue fractional shares of Series K Preferred Stock.
     Section 3. Definitions. As used herein with respect to Series K Preferred Stock:
     “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in Charlotte, North Carolina or New York, New York are not authorized or obligated by law, regulation or executive order to close.
     “Depositary Company” shall have the meaning set forth in Section 6(d).
     “Dividend Payment Date” shall have the meaning set forth in Section 4(a).
     “Dividend Period” shall have the meaning set forth in Section 4(a).
     “DTC” means The Depositary Trust Company, together with its successors and assigns.
     “Fixed Rate Period” shall have the meaning set forth in Section 4(a).
     “Floating Rate Period” shall have the meaning set forth in Section 4(a).
     “Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation hereafter authorized over which Series K Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
     “London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.
     “Nonpayment Event” shall have the meaning set forth in Section 7(a).
     “Parity Stock” means any other class or series of stock of the Corporation that ranks on a par with Series K Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
     “Preferred Stock Directors” shall have the meaning set forth in Section 7(a).
     “Reuters Screen LIBOR01 page” means the display page so designated on Reuters (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to London Interbank Offered Rate for U.S. dollar deposits).
     “Series K Preferred Stock” shall have the meaning set forth in Section 1.
     “Three-Month LIBOR” means, with respect to any Dividend Period beginning on or after March 15, 2018, the rate for deposits in U.S. dollars for a three-month period that appears on

Reuters Screen LIBOR01 page as of 11:00 a.m. (London time) on the second London Banking Day preceding the first day of that Dividend Period. If the rate described above does not appear on Reuters Screen LIBOR01 page, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by us, at approximately 11:00 a.m., London time on the second London Banking Day preceding the first day of that Dividend Period. Wachovia Bank, National Association, as calculation agent for the Preferred Stock, will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York, New York, selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a three-month period and in a principal amount of not less than $1,000,000. However, if the banks selected by the calculation agent to provide quotations are not quoting as described above, Three-Month LIBOR for that Dividend Period will be the same as Three-Month LIBOR as determined for the previous Dividend Period, or in the case of the first Dividend Period, the most recent rate that could have been determined in accordance with the first sentence of this paragraph had the Preferred Stock been outstanding. The calculation agent’s establishment of Three-Month LIBOR and calculation of the amount of dividends for each Dividend Period will be on file at our principal offices, will be made available to any holder of Preferred Stock upon request and will be final and binding in the absence of manifest error.
     “Voting Parity Stock” means any Parity Stock having similar voting rights as the Series K Preferred Stock.
     Section 4. Dividends.
     (a) Rate. Holders of Series K Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors, but only out of funds legally available therefor, non-cumulative cash dividends on the liquidation preference of $1,000 per share of Series K Preferred Stock, and no more, from the date of issuance to, but excluding March 15, 2018 at a rate of 7.98% per annum (the “Fixed Rate Period”) payable semi-annually in arrears on each March 15 and September 15, beginning on September 15, 2008. Thereafter, declared dividends will be at a floating rate equal to Three-Month LIBOR plus 3.77% per annum, payable quarterly in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2018 (the “Floating Rate Period”). If any date specified pursuant to the preceding sentence is not a Business Day, then dividends will be payable on the first Business Day following such date and dividends shall accrue to the actual payment date. The term “Dividend Payment Date” means, with respect to the Fixed Rate Period, March 15 and September 15, and with respect to the Floating Rate Period, March 15, June 15, September 15 and December 15, or if any such day in the case of this clause is not a Business Day, the next Business Day. The term “Dividend Period” means each period from and including a Dividend Payment Date (or the date of issuance of the Series K Preferred Stock for the first Dividend Payment Date) to but excluding the next Dividend Payment Date; provided that the first Dividend Period shall be deemed to have commenced on [ ]. The amount of dividends payable for any Dividend Period during the Fixed Rate Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable for any Dividend Period during the Floating Rate Period shall be computed on the basis of actual number of days in a Dividend Period and a 360-day year.
     (b) Non-Cumulative Dividends. Dividends on shares of Series K Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series K Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of Series K Preferred Stock shall have no right to receive, dividends accrued for the Dividend Period ending immediately prior to such Dividend Payment Date after such Dividend Payment Date, whether or not dividends are declared for any subsequent Dividend Period with respect to Series K Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation. Holders of Series K Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends for each Dividend Period on the Series K Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any Dividend Payment or Dividend Payments or failure to make any Dividend Payment or Dividend Payments.
     (c) Priority of Dividends. So long as any share of Series K Preferred Stock remains outstanding, unless full dividends on all outstanding shares of Series K Preferred Stock for the then-current Dividend Period have been paid in full or declared and set aside for payment, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation, and (iii) no shares of Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Parity Stock for or into Parity Stock or Junior Stock, or the exchange or conversion of one share of Parity Stock for or into another share of Parity Stock or for or into Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation, otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series K Preferred Stock and such Parity Stock. The foregoing shall not restrict the ability of the Corporation, or any affiliate of the Corporation, to engage in any market-making transactions in the Junior Stock or Parity Stock in the ordinary course of business. When dividends are not paid in full upon the shares of Series K Preferred Stock and any Parity Stock, all dividends declared upon shares of Series K Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series K Preferred Stock, and accrued dividends, including any accumulations, on Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on such Parity Stock that may be in arrears. If the board of directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of the Series K Preferred Stock prior to such date. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the board of directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series K Preferred Stock shall not be entitled to participate in any such dividend.
     Section 5. Liquidation Rights.
     (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series K Preferred Stock shall be entitled, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series K Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidation preference in an amount equal to $1,000 per share, plus an amount equal to all declared and unpaid dividends for the then-current Dividend Period to the date of liquidation. The holder of Series K Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.
     (b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference to all holders of Series K Preferred Stock and the liquidation preferences of any Parity Stock to all holders of such Parity Stock, the amounts paid to the holders of Series K Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences of Series K Preferred Stock and all such Parity Stock.
     (c) Residual Distributions. If the liquidation preference has been paid in full to all holders of Series K Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.
     (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

     Section 6. Redemption.
     (a) Optional Redemption. So long as full dividends for all outstanding shares of Series K Preferred Stock and Parity Stock for the then-current Dividend Period have been paid or declared and a sum sufficient for the payment thereof set aside, and subject to applicable regulatory approvals, the Corporation, at the option of the board of directors, may redeem in whole or in part the shares of Series K Preferred Stock at the time outstanding, on any Dividend Payment Date on or after March 15, 2018 upon notice given as provided in Subsection (b) below, at the redemption price in effect at the redemption date as provided in this Section 6. The redemption price for shares of Series K Preferred Stock shall be $1,000 per share plus declared and unpaid dividends for the then-current Dividend Period, without interest.
     (b) Notice of Redemption. Notice of every redemption of shares of Series K Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Notwithstanding the foregoing, if the Series K Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series K Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series K Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series K Preferred Stock to be redeemed; (iii) the redemption price; and (iv) the place or places where the Series K Preferred Stock are to be redeemed.
     (c) Partial Redemption. In case of any redemption of only part of the shares of Series K Preferred Stock at the time outstanding, the shares of Series K Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series K Preferred Stock in proportion to the number of Series K Preferred Stock held by such holders or by lot or in such other manner as the board of directors may determine to be fair and equitable. Subject to the provisions hereof, the board of directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series K Preferred Stock shall be redeemed from time to time.
     (d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the board of directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.
     Section 7. Voting Rights. The holders of Series K Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by applicable law.
     (a) Right To Elect Two Directors Upon Nonpayment Events. If and whenever the dividends on the Series K Preferred Stock or any class or series of Voting Parity Stock have not been declared and paid in an aggregate amount equal to full dividends for at least six Dividend Periods or their equivalent (whether or not consecutive) (a “Nonpayment Event”), the number of directors then constituting the board of directors shall automatically be increased by two and the holders of Series K Preferred Stock, voting together as a single and separate class with the holders of any outstanding shares of Voting Parity Stock, shall be entitled to elect the two additional directors (the “Preferred Stock Directors”) by a plurality of the votes cast, provided that it shall be a qualification for election for any such Preferred Stock Director that the election of such director shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other securities exchange or other trading facility on which securities of the Corporation may then be listed or traded) that listed or traded companies must have a majority of independent directors, and provided further that the board of directors shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to like voting rights).
     In the event that the holders of Series K Preferred Stock and such other holders of Voting Parity Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event at the Corporation’s next annual meeting of shareholders, and, except as provided below, at each subsequent annual meeting of shareholders of the Corporation.
     When dividends have been paid in full on the Series K Preferred Stock and any and all Voting Parity Stock for at least four consecutive Dividend Periods or their equivalent after a Nonpayment Event, then the right of the holders of Series K Preferred Stock to elect the Preferred Stock Directors shall cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event), and, if and when all rights of holders of Series K Preferred Stock and Voting Parity Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the board of directors shall automatically be reduced accordingly.

     Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the outstanding shares of Series K Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a single and separate class). In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by a plurality of the votes cast by the holders of Series K Preferred Stock and Voting Parity Stock having the voting rights described above, voting together as a single and separate class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the board of directors for a vote.
     (b) Other Voting Rights. So long as any shares of Series K Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the certificate of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series K Preferred Stock at the time outstanding and entitled to vote thereon, voting separately as a single class with all other series of preferred stock ranking equally with the Series K Preferred Stock and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:
     (i) Issuance of Senior Stock. The issuance of any class or series of preferred stock of the Corporation ranking senior to the Series K Preferred Stock with respect to either the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
     (ii) Amendment Affecting Series K Preferred Stock. Any amendment, alteration or repeal of any provision of the certificate of incorporation or bylaws so as to adversely affect the rights, preferences, privileges or voting powers of the Series K Preferred Stock;
     (iii) Authorization of Senior Stock. Any amendment or alteration of any provision of the certificate of incorporation or bylaws to authorize, create or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of capital stock of the Corporation ranking senior to the Series K Preferred Stock with respect to either the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; or
     (iv) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series K Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series K Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting corporation, are converted into or exchanged for preference securities of the surviving or resulting corporation or a corporation controlling such corporation, and (y) such Series K Preferred Stock shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series K Preferred Stock, taken as a whole;
provided, however, that any amendment of the certificate of incorporation to authorize or create or to increase the authorized amount of any Junior Stock or any class or series or any securities convertible into shares of any class or series of Parity Stock or Junior Stock will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series K Preferred Stock, and the Series K Preferred Stock shall have no right to vote thereon.
     If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(b) would adversely affect one or more but not all series of voting preferred stock (including the Series K Preferred Stock), then only those series affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of preferred stock).
     (c) Changes for Clarification. Without the consent of the holders of Series K Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series K Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series K Preferred Stock:
     (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or
     (ii) to make any provision with respect to matters or questions arising with respect to the Series K Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.
     (d) Changes after Provision for Redemption. No vote or consent of the holders of Series K Preferred Stock shall be required pursuant to this Section 7 if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series K Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6.
     (e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series K Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the board of directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the certificate of incorporation, the bylaws, applicable law and any national securities exchange or other trading facility in which the Series K Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series K Preferred Stock and any Voting Parity Stock has been cast or given on any matter on which the holders of shares of Series K Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.
     For purposes of determining the voting rights of the holders of Series K Preferred Stock under this Section 7, each holder will be entitled to one vote for each $1,000 of liquidation preference to which his or her shares are entitled. Holders of shares of Series K Preferred Stock will be entitled to one vote for each such share of Series K Preferred Stock held by them.
     Section 8. Conversion. The holders of Series K Preferred Stock shall not have any rights to convert such Series K Preferred Stock into shares of any other class of capital stock of the Corporation.
     Section 9. Rank. Notwithstanding anything set forth in the certificate of incorporation or this Certificate of Designations to the contrary, the board of directors, without the vote of the holders of the Series K Preferred Stock, may authorize and issue additional shares of Junior Stock or Parity Stock.
     Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series K Preferred Stock from time to time to such extent, in such manner, and upon such terms as the board of directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.
     Section 11. Unissued or Reacquired Shares. Shares of Series K Preferred Stock not issued or which have been issued and redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.
     Section 12. No Sinking Fund. Shares of Series K Preferred Stock are not subject to the operation of a sinking fund.

     IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused this Certificate of Designations to be signed by Barbara S. Brett, its Senior Vice President and Assistant Treasurer, and Laurel A. Holschuh, its Secretary, this [•] day of [•], 2008.

WELLS FARGO & COMPANY
By:
Barbara S. Brett, Senior Vice President
and Assistant Treasurer

Laurel A. Holschuh, Secretary